                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  DIAMOND HOME SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          DIAMOND HOME SERVICES, INC.
                               222 CHURCH STREET
                           WOODSTOCK, ILLINOIS 60098
                                 (815) 334-1414

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1998
                             ---------------------

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of Diamond Home Services, Inc., a Delaware corporation (the "Company"), will be held at the Woodstock Opera House, 121 Van Buren Street, Woodstock, Illinois 60098 on Thursday, May 14, 1998, at 9:00 A.M. local Chicago time for the following purposes:

        1.  To elect six directors; and

        2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 3, 1998, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]

                                          Joseph U. Schorer

                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

April 14, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          DIAMOND HOME SERVICES, INC.
                               222 CHURCH STREET
                           WOODSTOCK, ILLINOIS 60098

                            ------------------------

                                PROXY STATEMENT

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 1998
                             ---------------------

To the Stockholders of
DIAMOND HOME SERVICES, INC.:

    This Proxy Statement is being mailed to stockholders on or about April 14, 1998, and is furnished in connection with the solicitation by the Board of Directors of Diamond Home Services, Inc., a Delaware corporation (the "Company"), of proxies for the Annual Meeting of Stockholders to be held on May 14, 1998, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

    A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. The affirmative vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required for the election of directors and any other proposal submitted to a vote. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker non-votes and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. Broker non-votes will have no effect on the election of directors or any other proposal submitted to a vote.

    Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

    The Annual Report to Stockholders for fiscal year 1997 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company.

    As of April 3, 1998, the record date for determining stockholders entitled to vote at the annual meeting, the Company had 8,507,375 shares of common stock (the "Common Stock") issued and outstanding. Shares of Common Stock are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                        SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of April 3, 1998, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) directors, (iii) each Named Executive Officer (defined below), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such beneficial owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

    Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities are listed opposite more than one name in the table. Except as set forth below, the address of each of the stockholders named below is the Company's principal executive and administrative office.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY      PERCENT OF
NAME                                                                                      OWNED          CLASS (1)
----------------------------------------------------------------------------------  -----------------  -------------
Globe Building Materials, Inc. ("Globe")(2) ......................................       3,417,000           40.2%
  2230 Indianapolis Boulevard
  Whiting, IN 46394

State of Wisconsin Investment Board (3) ..........................................         613,050            7.2%
  P.O. Box 7842
  Madison, WI 53707

C. Stephen Clegg (4)(5)...........................................................       3,444,284           40.4%

Jacob Pollock (6)(7)..............................................................       3,417,834           40.2%

George A. Stinson (6)(7)..........................................................       3,417,334           40.2%

James M. Gillespie (5)............................................................         145,880            1.7%

Jerome Cooper (5).................................................................         138,800            1.6%

Richard G. Reece (5)..............................................................          24,528           *

James F. Bere, Jr. (7)............................................................           7,334           *

Joseph U. Schorer (5).............................................................           6,495           *

William R. Griffin................................................................         --               --

All directors and executive officers as a group (11 persons) (4)(5)(6)(7).........       3,771,774           44.0%

------------------------

*   Less than 1%.

(1) Percentage of beneficial ownership is based on 8,507,375 shares of Common Stock outstanding as of April 3, 1998, plus, in the case of Messrs. Clegg, Pollock, Stinson, Gillespie, Cooper, Bere, Reece, and Schorer and all directors and executive officers as a group, the amount of shares of Common Stock which are subject to presently exercisable options or options that are exercisable within 60 days of April 3, 1998, which are held by such individual or group.

(2) Based upon an amended Schedule 13G filed by Globe and Mr. Clegg with the Securities and Exchange Commission ("SEC"). Globe owns all of the stock of GBM, Inc., a Delaware corporation

    ("GBM"), which in turn owns 3,417,000 shares of Common Stock. Reference herein to Common Stock owned by Globe refers to shares of Common Stock owned by GBM. Mr. Clegg may be deemed to control approximately 57.0% of the common stock of Globe through direct ownership and through ownership by entities Mr. Clegg may be deemed to control. In addition, Mr. Clegg controls approximately 11.0% of the common stock of Globe through voting agreements with other Globe stockholders. Messrs. Pollock and Stinson own approximately 1.7% and 1.4% of the common stock of Globe, respectively.

(3) Based upon a Schedule 13G filed by the State of Wisconsin Investment Board with the SEC.

(4) Includes all shares beneficially owned by Globe. Mr. Clegg may be deemed to be the beneficial owner of such shares by virtue of his positions as Chairman of the Board, Chief Executive Officer and controlling stockholder of Globe.

(5) Includes 27,284 shares (Mr. Clegg), 5,376 shares (Mr. Gillespie), 2,450 shares (Mr. Cooper), 14,528 shares (Mr. Reece), 6,495 shares (Mr. Schorer) and 60,420 shares (all directors and executive officers as a group) held by such persons or group which are subject to presently exercisable options or options exercisable within 60 days of April 3, 1998.

(6) Includes all shares beneficially owned by Globe. See Note (2) above. Messrs. Pollock and Stinson may be deemed beneficial owners of the shares owned by Globe by virtue of their positions as directors of Globe. Messrs. Pollock and Stinson disclaim beneficial ownership of such shares.

(7) Includes 334 shares held by each of Messrs. Bere, Pollock, and Stinson that are subject to presently exercisable options or options exercisable within 60 days of April 3, 1998.

                             ELECTION OF DIRECTORS

    The Amended and Restated Certificate of Incorporation of the Company provides for one class of directors. The By-Laws of the Company provide that the directors shall be elected at the annual meeting of stockholders and that each director shall hold office (subject to certain exceptions) until the next annual meeting of stockholders.

    It is intended that the proxies (except proxies marked to the contrary) will be voted for the six nominees listed below, which nominees are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

    The following table sets forth certain information with respect to the nominees:

NAME AND AGE                                            PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------
James F. Bere, Jr.(47).................  Mr. Bere has served as a director of the Company since April 1996. From
                                         January 1995 to the present, Mr. Bere has been the Chairman of the Board of Directors and Chief Executive Officer of Ameritel Corporation, an
                                         outsourcing solutions company which he founded in 1982 and for which he served as President and Chief Executive Officer from 1982 through 1990.
                                         From January 1993 to May 1994, Mr. Bere was a Vice President of PIA
                                         Merchandising Company and from September 1990 to December 1992 he was a
                                         Senior Vice President of Marketing and Business Development for Matrix
                                         Marketing, Inc., a division of Cincinnati Bell.

C. Stephen Clegg(47)...................  Mr. Clegg has been a director of the Company since September 1993 and has served as the Company's Chairman of the Board and Chief Executive
                                         Officer since February 1996 and President since April 1996. From April
                                         1989 to the present, Mr. Clegg has served as Chairman of the Board and
                                         Chief Executive Officer, and is the controlling stockholder of Globe, a manufacturer of home building products, including roofing shingles and related roofing products. Globe is the Company's largest stockholder.
                                         Mr. Clegg has served as the Chairman of the Board and Chief Executive
                                         Officer of Mid-West Spring Manufacturing Company, a company which manufactures specialty springs, wire forms and metal stamping products
                                         ("Mid-West Spring"), and its predecessors since April 1993 and has served as a director since 1991. Since April 1994, Mr. Clegg has also served as the Chairman of the Board and Chief Executive Officer, and is
                                         the controlling stockholder of Catalog Holdings Inc. ("Catalog").
                                         Catalog is the parent company of HI Inc. ("HI"), which receives fees from the Company for providing call center services, for processing sales leads, and for other services. HI owns a majority of the common stock of The Handy Craftsmen, Inc. ("Handy Craftsmen"). Mr. Clegg is
                                         president of Clegg Industries, Inc., a private investment firm which he founded in September 1988. Mr. Clegg devotes and intends to devote a majority of his time to the Company. Prior to founding Clegg Industries,
                                         Inc., he was a managing director of AEA Investors, Inc., a private investment firm. Mr. Clegg is currently a director of two other public companies, Birmingham Steel Corporation, a steel production company, and
                                         Ravens Metal Products, Inc., a manufacturer of aluminum products.

James M. Gillespie(58).................  Mr. Gillespie has been a director of the Company since May 1995 and in
                                         January 1997 he was appointed Vice President--Business Development for the Company. From April 1996 until January 1997, Mr. Gillespie was Vice
                                         President--Southeastern Region of the Company. He was
                                         President--Southeastern Region of the Company from May 1995 to April
                                         1996, had been Southeastern Region Manager from February 1994 to May
                                         1995 and was a

NAME AND AGE                                            PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------
                                         director of the Company from September 1993 to September 1994. Prior to joining the Company, Mr. Gillespie held various retail management positions with Sears, Roebuck and Co. ("Sears") from 1962 to 1989 and was a regional business manager of installed home improvements at Sears from 1989 to May 1993.

William R. Griffin(54).................  Mr. Griffin has served as a director of the Company since July, 1997.
                                         From 1981 to 1996 Mr. Griffin was President and Chief Executive Officer
                                         for Roto-Rooter, Inc., a company in the home services business. Since
                                         1996 Mr. Griffin has been providing consulting services. He is a director of Globe Business Resources, Inc. (not related to Globe) and
                                         Harmony Brook, Inc.

Jacob Pollock(73)......................  Mr. Pollock has served as a director of the Company since September
                                         1993. He also serves as a director of Globe and Mid-West Spring. From
                                         May 1991 to the present, Mr. Pollock has been Chairman of the Board,
                                         Chief Executive Officer and Treasurer of Ravens Metal Products Inc. From
                                         April 1989 to the present, Mr. Pollock has been the Chief Executive
                                         Officer and the Chief Operating Officer of J. Pollock & Co., a company which is principally engaged in the sale of aluminum, private investing and consulting. From 1949 to 1989, Mr. Pollock served as Chief Executive
                                         Officer of Barmet Aluminum Corporation, an aluminum manufacturing company. Mr. Pollock also serves as a director of several non-public companies, including Techno Cast, Inc. and Aluminum Warehouse, Inc.

George A. Stinson(83)..................  Mr. Stinson has served as a director of the Company since September
                                         1993. Mr. Stinson also serves as a director of Globe and Mid-West
                                         Spring. Mr. Stinson is currently retired from active corporate management and the practice of law. From 1950 to 1961 Mr. Stinson was a partner in the New York office of Cleary, Gottlieb, Friendly & Hamilton, an international corporate law firm. From 1961 until 1982 he served as
                                         Chief Executive Officer of National Steel Corporation, a manufacturing corporation, and from 1965 to 1981 he was also its Chairman of the
                                         Board. From 1981 to 1985 he was of counsel to the law firm of Thorp,
                                         Reed & Armstrong in Washington, D.C. Mr. Stinson also serves on the
                                         Board of Directors of Birmingham Steel Corporation.

                             EXECUTIVE COMPENSATION

    The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by the Company's chief executive officer and the Company's four other highest compensated executive officers (together, the "Named Executive Officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                            ANNUAL COMPENSATION              -------------
                                                -------------------------------------------   SECURITIES
                                                                           OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY($)    BONUS($)   COMPENSATION($)(1)   OPTIONS(#)(2)  COMPENSATION($)(3)
-----------------------------------  ---------  ----------  ----------  -------------------  -------------  -------------------
C. Stephen Clegg(4) ...............       1997  $  250,000  $   93,700          --                31,035            --
  Chairman of the Board,                  1996     198,075     337,500          --                39,050            --
  Chief Executive Officer and             1995      --          --              --                --                --
  President

Jerome Cooper .....................       1997     180,000      27,300              --            --                60,000
  Vice President--Installations           1996     177,950     178,460              --             4,900            60,000
                                          1995     120,800     184,441             282            --                60,000

James M. Gillespie ................       1997     160,250      20,000              --             7,050            65,000
  Vice President--Business                1996     177,340     147,840              --             7,225            65,000
  Development and a Director              1995     120,800     182,236           3,080            --                65,000

Richard G. Reece(4) ...............       1997     125,000      19,000          --                14,110            --
  Vice President, Chief Financial         1996      99,000      53,000          --                22,000            --
  Officer                                 1995      --          --              --                --                --
  and Treasurer

Joseph U. Schorer(4) ..............       1997     112,000      17,460          --                12,980            --
  Vice President, General                 1996      --          --              --                --                --
  Counsel and Secretary                   1995      --          --              --                --                --

------------------------

(1) Reflects amounts paid to the individuals during the fiscal year for the payment of certain taxes.

(2) Represents stock options for the indicated number of shares granted under the Company's 1996 Incentive Stock Option Plan ("Stock Option Plan").

(3) Reflects in the cases of Messrs. Gillespie and Cooper payments pursuant to security agreements between each of such individuals and the Company ($20,000 of which was applied in 1996, in the case of Mr. Gillespie, to the payment of life insurance premiums). See "Certain Transactions."

(4) Mr. Clegg and Mr. Reece received no compensation from the Company in 1995. The Company paid management fees of $558,000 (in 1995) and $311,000 (in
    1996) to Globe (for which Mr. Clegg is the Chairman of the Board, Chief Executive Officer and controlling stockholder and for which Mr. Reece acted as chief financial officer during a part of 1996), pursuant to a management agreement between the Company and Globe which was terminated in June 1996. On February 12, 1996, Mr. Clegg became the Chairman of the Board and Chief Executive Officer of the Company, and in April 1996 he became the Company's President. Mr. Reece became chief financial officer for the Company in June 1996. Mr. Schorer was not employed by the Company in 1995 or 1996.

    The following tables set forth the number of incentive stock options granted to the Named Executive Officers during 1997 under the Stock Option Plan and information regarding exercisable and unexercisable incentive stock options held by the Named Executive Officers as of December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                           ------------------------------------------------------------
                                              NUMBER OF
                                             SECURITIES        % OF TOTAL
                                             UNDERLYING      OPTIONS GRANTED    EXERCISE                    GRANT DATE
                                           OPTIONS GRANTED   TO EMPLOYEES IN      PRICE     EXPIRATION    PRESENT VALUE
NAME                                           (#)(2)        FISCAL YEAR (3)    ($/SH)(4)      DATE            (1)
-----------------------------------------  ---------------  -----------------  -----------  -----------  ----------------
C. Stephen Clegg.........................        15,518               7.8%      $   13.00     12/31/07      $   37,400
                                                 15,517               7.8           7.125     12/31/07          56,475
Jerome Cooper............................        --                --              --           --              --

James M. Gillespie.......................         3,525               1.8           13.00     12/31/07           8,500
                                                  3,525               1.8           7.125     12/31/07          12,825

Richard G. Reece.........................         7,055               3.5           13.00     12/31/07          17,000
                                                  7,055               3.5           7.125     12/31/07          25,675

Joseph U. Schorer........................         3,000               1.5           18.50      3/13/07          10,925
                                                  3,490               1.7           13.00     12/31/07           8,400
                                                  6,490               3.2           7.125     12/31/07          23,625

------------------------

(1) The Company uses a modified Black-Scholes option pricing model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The calculations for the Named Executive Officers are based on the following assumptions: risk free interest rate of 6.20%, dividend yield of 0%, volatility factor of the expected market price of the Common Stock of 50.0%, and weighted-average expected life of each option of 5 years. The resulting value has not been reduced by a factor for forfeiture because the Company does not have sufficient historical experience upon which to make a reasoned assumption as to this factor.

(2) Except for certain options granted to Mr. Schorer, all options were granted on December 31, 1997. Twenty-five percent of the options granted to each person became exercisable upon grant. Thereafter, the options become exercisable at the rate of 25% of the total shares subject to the option on and after each of the next three anniversaries of the option grant. The term of the options is ten years.

(3) Based on 200,000 total options granted to employees, including the Named Executive Officers, in 1997.

(4) The exercise price of $13.00 per share is equal to the initial public offering price of the Common Stock on June 19, 1996. The exercise prices of $7.125 per share and $18.50 per share were equal to closing market prices per share of the Common Stock on the dates of grant (December 31, 1997, and March 13, 1997, respectively).

                        FISCAL YEAR-END OPTION VALUES(1)

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED
                                                                            OPTIONS AT
                                                                        FISCAL YEAR-END(#)
                                                                    --------------------------
NAME                                                                EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------  -----------  -------------
C. Stephen Clegg..................................................      27,284        42,801
Jerome Cooper.....................................................       2,450         2,450
James M. Gillespie................................................       5,376         8,899
Richard G. Reece..................................................      14,528        21,582
Joseph U. Schorer.................................................       3,245         9,735

------------------------

(1) No options were exercised in the last fiscal year by the Named Executive Officers. Value is calculated by subtracting the exercise price per share from the average of the high and low market prices at December 31, 1997, of $7.125 and multiplying by the number of shares subject to the stock option. No options were in-the-money at year-end.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The compensation paid to executives and key operating associates consists of four elements: (i) base salary, (ii) incentive compensation, (iii) incentive stock options, and (iv) employee benefit plans. The compensation package is designed to attract and retain top quality management associates as well as align management's interests with the interests of the Company's stockholders. In the opinion of the Committee, the total compensation package is competitive and designed to provide meaningful incentives to the Company's management and key operating associates.

    At the time of the Company's inception in 1993, initially recognizing the risks associated with a start-up operation and following the Company's philosophy of emphasizing a variable cost approach to its operating model, the Company set base salary at a relatively low level with a larger component of compensation based on net sales and profitability of the Company. Significant changes were made in the Company's capitalization and corporate management in 1996, in major part, due to the Company's initial public offering. Compensation changes were implemented to reflect these changes and the transition from a private to a public company. Currently, the Company has no long-term employment agreements in effect. Set forth below is a discussion of the various components of the compensation arrangements provided to executives and significant employees as well as a discussion of the compensation arrangements provided to the individual who served as the Company's Chief Executive Officer during the last fiscal year.

1997 COMPENSATION

BASE SALARY

    Base salary levels for executives and other key employees reflected the Committee's judgments of appropriate salaries in light of the duties and responsibilities inherent in the individual's position. The particular qualifications of an individual, including position and level of experience, were considered in establishing a base salary level when the individual was appointed to a given position. The performance and future contributions of the individual to the Company as well as the Company's overall, regional, district, or individual unit performance, as the case may be, were the primary criteria used in determining base salary levels.

INCENTIVE COMPENSATION

    The Company maintained an annual incentive compensation program that was intended to give incentives for superior financial performance based on net sales and profit performance for the Company, district and individual unit, as the case may be. Annual incentive compensation pools, determined as a percentage of net sales and operating profits, were established for each group of executives or key operating associates. Each executive or key operating associate participated in the annual incentive compensation pool, generally, in proportion to his or her base salary, as such related to all base salaries in such pool. The percentage of net sales and profits used to calculate annual incentive compensation pools generally was reduced from that used in 1996. The Chief Executive Officer also awarded incentive compensation to certain individuals based on individual performance that positively impacted profit performance or implemented certain key programs.

    The Compensation Committee also approved special incentive compensation arrangements for Mr. Reece and Mr. Gillespie in relation to contemplated acquisitions by the Company of other businesses or business units. Under these arrangements, incentive compensation is a function of, among other things, the execution of a definitive letter of intent for any acquisition and of the consummation of any acquisition. In 1997, $20,000 was paid to Mr. Gillespie in respect to the execution of letters of intent.

INCENTIVE STOCK OPTIONS

    The Company used incentive stock options as a long-term incentive program for executives and other key employees. Incentive stock options were used, because, over the long term, they align the interests of the executives and other key employees with the interests of the Company's stockholders. The Committee generally grants incentive stock option awards annually. In the case of executives and other key employees who joined the Company during the year, options were, in certain circumstances, awarded.

EMPLOYEE BENEFIT PLANS

    The Company's executives and other key employees participated in employee benefit plans made available to all full-time employees. In addition, executives and significant employees received certain traditional perquisites, which are customary for their positions.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The position of Chief Executive Officer was held by C. Stephen Clegg in fiscal 1997. Mr. Clegg's 1997 annual base salary did not increase over his annualized 1996 base salary and was based on the combined 1995 base salaries paid to the former chairman and chief executive officer and former president. Mr. Clegg's incentive compensation in 1997 was based on the Company's undistributed pretax income. Effective December 31, 1997, Mr. Clegg was awarded options to purchase 31,035 shares of Common Stock. Mr. Clegg does not have an employment agreement with the Company.

                                          Respectfully Submitted By:
                                          The Compensation Committee
                                          George A. Stinson (Chairman)
                                          James F. Bere, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997, the Company's Compensation Committee consisted of Messrs. Bere and Stinson. Mr. Clegg is currently a member of the Compensation Committee of the Board of Directors of Ravens Metal Products, Inc., a company for which Mr. Pollock, a director of the Company, is the Chairman of the Board, Chief Executive Officer, and Treasurer.

                               PERFORMANCE GRAPH*

    Set forth below is a line graph comparing the yearly cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the indices indicated for the period beginning June 20, 1996, the date the Company's Common Stock began trading on the Nasdaq National Market, and ending December 31, 1997. This graph assumes that $100 was invested on June 20, 1996 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                    NASDAQ STOCKS
                                             DIAMOND       NASDAQ STOCK     (SIC 1700-1799 US COMPANIES)
                                              HOME            MARKET            CONSTRUCTION-SPECIAL
                                            SERVICES,
                                              INC.       (U.S. COMPANIES)         TRADE CONTRACTORS
6/20/96                                         $100.00            $100.00                        $100.00
6/28/96                                           113.6              101.7                          104.4
7/31/96                                           118.6               92.6                           96.2
8/30/96                                           210.2               97.8                          116.0
9/30/96                                           196.6              105.3                          114.2
10/31/96                                          155.9              104.1                           97.6
11/29/96                                          150.8              110.6                           92.7
12/31/96                                          186.4              110.5                          104.0
1/31/97                                           174.6              118.3                          103.9
2/28/97                                           118.6              111.8                           89.7
3/31/97                                           121.2              104.5                           87.1
4/30/97                                            76.3              107.7                           72.8
5/30/97                                            67.8              120.0                           84.4
6/30/97                                            65.3              123.6                           84.5
7/31/97                                            51.7              136.7                           87.5
8/29/97                                            50.0              136.5                           89.6
9/30/97                                            66.9              144.5                          106.8
10/31/97                                           57.6              137.1                          104.0
11/28/97                                           53.4              137.7                           95.5
12/31/97                                           48.3              135.6                           89.4
Notes:
A. The lines represent monthly index
levels
derived from compounded daily returns
that include all dividends, if any.
B. The indexes are reweighted daily,
using the market capitalization on
the previous trading day.
C. If the monthly interval, based on
the fiscal year-end, is not a trading
day,
the preceding trading day is used.
D. The index level for all series was
set
to $100.0 on 6/20/96.

*  PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES

                              CERTAIN TRANSACTIONS

    In April 1996, the Company and certain of its senior managers ("Senior Managers") entered into agreements providing for certain monthly security payments to be made by the Company to each such Senior Manager in exchange for non-competition and non-disclosure covenants. The Senior Managers included Messrs. Cooper and Gillespie. The agreements superseded employment agreements which the Company had with each Senior Manager and do not contain any specified term of employment. In 1997, the Company made security payments to officers of the Company, including $60,000 to Mr. Cooper and $65,000 to Mr. Gillespie. At December 31, 1997, an aggregate of $120,000 of such security payments remained to be paid to Mr. Cooper and an aggregate of $130,000 remained to be paid to Mr. Gillespie. These security payments are not contingent on future employment.

    Mr. Clegg, Chairman of the Board, Chief Executive Officer and President of the Company, is also the Chairman of the Board, Chief Executive Officer and controlling stockholder of Globe. The Company purchases, through independent distributors, shingles and other roofing products manufactured by Globe. The Company does not purchase any products directly from Globe. In 1997, the Company purchased approximately $1.1 million of Globe roofing products through independent distributors, representing approximately 8% in dollar volume of all roofing products purchased by the Company. The Company believes that the prices charged by independent distributors for Globe products are competitive with prices charged for comparable products of other roofing product manufacturers.

    Globe licenses the name "Diamond Shield" to Diamond Exteriors, Inc., a wholly-owned subsidiary of the Company, pursuant to an exclusive, royalty-free, perpetual license.

    HI, a company indirectly controlled by Mr. Clegg, provided call center services for the Company for which HI is paid a management fee and a predetermined amount for each sales lead that it handles. In 1997, the Company paid HI approximately $2,230,000; and at December 31, 1997, approximately $88,500 was due HI for such services. Alexander & Walsh, Inc. ("A&W"), a company owned by Mr. Clegg's wife, provided advertising and marketing services to the Company for which A&W was paid amounts based, among other things, on the scope of the project, the number of pages of copy involved, and the complexity and sophistication of the advertising and marketing services provided. In 1997, the Company paid A&W approximately $110,000; and at December 31, 1997, no money was due A&W for these services. The Company believes that the prices charged by HI and A&W are competitive with the prices charged by comparable service providers.

LITIGATION

    International Equity Capital Growth Fund, L.P. ("IECGF") owns approximately 24% of the common stock (on a fully diluted basis) of Globe. In October 1994, IECGF indicated to Mr. Clegg that it desired liquidity and wanted to sell its interest in Globe. Discussions took place among various Globe representatives and representatives of IECGF regarding such a transaction, but IECGF has demanded a price which Globe had been unwilling and unable to meet. Globe is aware of negotiations and solicitations which IECGF has had with parties unrelated to Globe in attempts to sell its position. No transaction has occurred. In light of this, representatives of IECGF have taken a variety of actions which, in the opinion of certain members of Globe management, have been detrimental to Globe and are intended to strengthen the negotiating position of IECGF. In a meeting in April 1996, counsel for IECGF, in the course of negotiations regarding the possible purchase of IECGF's interest, threatened to file litigation if Globe did not arrange to purchase the IECGF position. This threat of litigation did not include any indication of the nature of the claims that would be asserted by IECGF.

    On May 14, 1996, IECGF filed a purported derivative action on behalf of Globe and the Company against Mr. Clegg and Jacob Pollock, a director of both Globe and the Company, in the Court of Chancery of the State of Delaware (the "Delaware Suit"). The complaint, as amended, alleges, among other things, that Mr. Clegg breached his fiduciary duty to the Company by causing Catalog (in lieu of the Company) to acquire Handy Craftsmen. The complaint also challenges as excessive a $150,000 payment to Catalog for the purchase of warrants, sales leads and call center services. No other specific transactions relating to the Company's affairs are challenged in the complaint. The complaint also makes allegations against Mr. Clegg and Mr. Pollock which include breach of fiduciary duty as a result of alleged conflicts of interest related to certain transactions which have been consummated at Globe.

    The Company believes that the allegations respecting the Company in the Delaware Suit are without merit. Mr. Clegg and Mr. Pollock strongly deny the breaches alleged in the Delaware Suit.

                               BOARD OF DIRECTORS

    The Board of Directors held five meetings during 1997. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 1997.

BOARD COMMITTEES

    The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. Among other things, the Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee held one meeting during fiscal year 1997. Among other things, the Compensation Committee determines executive officers' and operating associates' salaries and bonuses and administers the Stock Option Plan. The Compensation Committee held seven meetings during fiscal year 1997. The Executive Committee has the authority to take all actions which the Board of Directors as a whole would be able to take, except as limited by applicable law. The Executive Committee held no meetings during fiscal year 1997. Since April 1996, Messrs. Clegg, Gillespie and Stinson have served on the Company's Executive Committee and Messrs. Bere and Stinson have served on the Company's Compensation Committee and Audit Committee.

DIRECTOR COMPENSATION

    Directors who are not employees or officers of the Company receive $1,000 for each Board and committee meeting attended. In addition, all directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for service as a director. Each year, nonemployee directors who have served as a member of the Company's Board of Directors for at least one year as of the Company's annual meeting of shareholders also receive options to purchase 1,000 shares of the Company's Common Stock pursuant to the Company's Nonemployee Director Stock Option Plan.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers, its directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1997, to the knowledge of the Company, its officers, directors, and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except that (a) Mr. Eugene J. O'Hern, Controller, filed an Initial Statement of Beneficial Ownership of Securities (Form 3) on February 17, 1998, that was due to be filed no later than March 23, 1997 indicating he holds options to acquire 2,500 shares of the Company's Common Stock; (b) Mr. William Griffin filed an Initial Statement of Beneficial Ownership of Securities (Form
3) on September 10, 1997, that was due to be filed no later than July 31, 1997, indicating that he owns no shares of the Company's Common Stock; and (c) Mr. James M. Gillespie filed an Annual Statement of Changes of Beneficial Ownership of Securities (Form 5) on

February 17, 1998, to reflect a transaction that was reportable no later than July 10, 1996, indicating acquisition of an additional 50 shares of the Company's Common Stock.

                                    AUDITORS

    The firm of Ernst & Young LLP was the Company's independent auditors for 1997 and has been selected as independent auditors to audit the books, records and accounts of the Company for 1998.

    Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

    A stockholder proposal to be presented at the 1999 Annual Meeting must be received at the Company's executive offices, 222 Church Street, Woodstock, Illinois 60098 by no later than December 15, 1998, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

    In order for a stockholder to nominate a candidate for director, under the Company's By-Laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of stockholders or if the Company mails its notice and proxy to the stockholders less than sixty (60) days prior to the annual meeting, within ten (10) days after the notice and proxy is mailed. Such notice must describe various matters regarding the nominee, including such information as name, age, business address, residence address, occupation, shares held, and evidence of willingness to serve.

    In order for a stockholder to bring other business before a stockholders meeting, timely notice must be given to the Secretary of the Company within the time limits described above. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

                    OTHER MATTERS TO COME BEFORE THE MEETING

    The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]

                                          Joseph U. Schorer

                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

Date: April 14, 1998

                          DIAMOND HOME SERVICES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/

                                                                For All
                                               For   Withhold   Except nominees
                                               All     All      listed below
1. ELECTION OF DIRECTORS --
   Nominees:  James F. Bere, Jr.,              / /     / /          / /
   C. Stephen Clegg, James M. Gillespie,
   William R. Griffin, Jacob Pollock and
   George A. Stinson
   (INSTRUCTION: To withhold authority to
   vote for any individual nominee, write
   the nominee's name below:

   ----------------------------------------

2. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.


Dated:----------------------------, 1998

Signature(s):---------------------------

----------------------------------------

When signing as attorney, administrator, personal representative, executor, custodian, trustee, guardian or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.

                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

              PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE.

PROXY                                                                      PROXY


                          DIAMOND HOME SERVICES, INC.

          222 CHURCH STREET, DIAMOND PLAZA, WOODSTOCK, ILLINOIS 60098

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 14, 1998

     The undersigned hereby appoints Richard G. Reece and Joseph U. Schorer, or either of them, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Diamond Home Services, Inc., to be held at the Woodstock Opera House, 121 Van Buren Street, Woodstock, Illinois on Thursday, May 14, 1998, at 9 A.M., local Chicago time, or at any adjournment thereof as follows:

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)